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                                                                    EXHIBIT 23.5


The Board of Directors
Robert D. O'Byrne and Associates, Inc. and
      The Grant Nelson Group, Inc.



We consent to the incorporation by reference of our report dated February 13, 1998, with respect to the combined balance sheet of Robert D. O'Byrne and Associates, Inc. and The Grant Nelson Group as of December 31, 1997, and the related combined statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K of Century Business Services, Inc. dated February 20, 1998.



                                                           KPMG PEAT MARWICK LLP

Kansas City, Missouri

March 11, 1998